Exhibit 10.7

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

The following is the text of the Terms and Conditions of the Royalty Certificates

The issue of the Royalty Certificates by Abivax SA was decided by the CEO (Directeur Général) of the Company on 1st September 2022 on the terms and subject to the conditions stated herein, in accordance with the power granted to him on 31 August 2022 by the board of directors (conseil d’administration) of Abivax SA.

The Royalty Certificates have been issued pursuant to Subscription Agreements by and between the Company and each Investor in exchange for the Issue Price paid by each Investor for its applicable portion of the New Shares and its Royalty Certificate as set forth in Appendix A.

The financial terms of the initial issue of Royalty Certificates are summarized in Appendix A hereto.

1.	DEFINITIONS

All capitalized terms used in these Conditions shall have the following meaning:

“Abivax” or the “Company” means Abivax SA, a limited liability company (“société anonyme”) incorporated and organized under the laws of France, whose registered office is at 7-11 boulevard Haussmann, 75009 Paris, France, registered with the trade and companies register of Paris under number 799 363 718 and any successor thereto.

“Abivax Shares” means ordinary shares of Abivax, each with a par value of €0.01 (ISIN Code: FR0012333284).

“Abivax Shareholders” means any holder of Abivax Shares.

“ABX464” means the compound known as ABX464 (in any formulation, dosage form or route of administration), and any metabolite (including, but not limited to, N-Glucuronide), salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of the foregoing.

“Affiliate” means when used with reference to a specified Person, means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; for such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and shall include the notion of control within the meaning of Article L.233-3, paragraphs I and II, of the French Commercial Code (Code de commerce). For the avoidance of doubt, (i) Affiliates of a Fund shall include (x) any Fund Manager and any trustee, custodian or nominee of that Fund, and (y) any other Fund that is managed or advised by such Fund’s Fund Manager or by any Affiliate of that Fund Manager, and (ii) Affiliates of a Fund Manager shall include any Fund manager or advised by it or by any of its Affiliates. For the purposes of this definition and these Conditions, no holder of Abivax Shares shall be considered an Affiliate unless such holder of Abivax Shares exercises 50% or more of the voting rights of the Abivax Shares, taken as a whole. At the date thereof, the sole Affiliate of the Company is Prosynergia S.à r.l.

“Business Day” means a day other than (i) a Saturday, a Sunday, (ii) a day that is not a trading day (jour de négociation) on the Euronext Paris stock exchange, (iii) a day on which banks in Paris are authorized or required by Law to remain closed or (iv) a day on which TARGET2 (Trans-European Automated Real-time Gross Settlement Express Transfer System is not open (or any combination of the above).

“Capital Increase” means the issuance of the New Shares with all preferential right of existing shareholders disapplied, as issued on or about 7 September 2022 pursuant to the shareholders’ resolution n°19 dated June 9, 2022.

“Certificate Payment Date” means the date that is [***] following the last day of each calendar quarter [***] or, if such date is not a Business Day, the immediately succeeding Business Day.

“Certificate Percentage” means, with respect to any Royalty Certificate, a fraction, expressed as a percentage, the numerator of which is the Issue Price paid by the Investor to whom such Royalty Certificate was issued and the denominator of which is the sum of the Issue Prices paid by all Investors in the New Shares and in the Royalty Certificates upon their issuance (with any Royalty Certificates that have been cancelled or redeemed subtracted from such denominator).

“Conditions” means these terms and conditions.

“Disposal” means any transaction as a result of which the Company would not own or control directly or indirectly all of the economic interest in a Product be it through a direct or indirect sale, transfer or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sale, transfer or otherwise disposal of all or part of their respective rights in the shares and voting rights of the Company or all or part of the assets of the Company relating to ABX464 (as defined above).

“Entity” means any entity, company, corporation, group, de facto company, association, partnership, joint venture, whether governmental or private, or whether or not having a separate legal personality.

“€” and “Euro” means the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1957), as amended.

“Event of Default” has the meaning ascribed to these terms under Condition 8.

“FTT” has the meaning ascribed to these terms under Condition 6.

“Full Repayment” has the meaning ascribed to these terms under Condition 4(b).

“Fund” means any Entity that (a) has been established to pool the resources of multiple underlying investors or utilize the resources of the one underlying investor, (b) is managed or advised by a Fund Manager and (c) has been established to invest in a class of assets or investments, rather than in a single asset or investment.

“Fund Manager” means a general partner, trustee, nominee, investment manager or advisor or other person appointed by a Fund to manage or advise directly or indirectly that Fund on a day-to-day basis in relation to all or part of its assets.

“Governmental Entity” means any domestic or foreign court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission or authority.

“Independent Expert” has the meaning ascribed to this term under Condition 7(b).

“Indication” means a distinct illness, sickness or condition, or any interruption, cessation or disorder of a particular bodily function, system or organ; in each case regardless of the severity, frequency or route of any treatment. Each Indication being separated by their clinical presentation, organ and histology. One Indication shall be distinguished from another Indication by reference to the World Health Organization (WHO) International Classification of Diseases, Version 10 (ICD-10, as revised and updated from time to time).

“Investor” means each Person acquiring New Shares in connection with the Capital Increase.

“Issue Price” means, with respect to each Investor, the sum of the amounts paid by such Investor for its acquisition of the New Shares and of its Royalty Certificate upon their issuance.

“Law” means any domestic, EU, foreign, federal, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity.

“Lock-up Period” means the period beginning on the Royalty Certificate First Settlement Date and ending on the date that is twelve months following the Royalty Certificate First Settlement Date.

“Net Sales” means shall mean the gross amounts billed or invoiced or otherwise recognized as revenue by the Company or any of its Affiliates, licensees and sublicensees for sales or other dispositions of the Product in the Territory to third parties, in bona fide, arms-length transactions less the following items, as allocable to such Products (if not previously deducted from the amount invoiced): (i) trade, cash or quantity discounts, credits or allowances actually allowed (provided that such discounts are applied in a normal and customary manner with respect to other similarly situated products of the selling party, and not in a manner which is unreasonably disproportionate to one or more Products when compared to other products of the selling party); (ii) charge back payments, price reductions and rebates allowed or granted to managed care organizations, government agencies or trade customers, including wholesalers and chain and pharmacy buying groups (provided that such discounts are applied in a normal and customary manner with respect to other similarly situated products of the selling party, and not in a manner which is unreasonably disproportionate to one or more Products when compared to other products of the selling party); (iii) credits actually allowed for claims, allowances for damaged goods, retroactive price reductions or rejected or returned goods; (iv) prepaid freight, postage, shipping, customs duties and insurance charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; (v) sales taxes, value added taxes, duties and other governmental charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, and (vi) royalties due by the Company to the CNRS (Centre National de la Recherche Scientifique) in connection with such sales or other dispositions of the Product.

“New Shares” means newly-issued Abivax Shares to be issued to investors in connection with the Capital Increase, up to an authorized maximum of 5,530,000 newly-issued Abivax Shares.

“Notice of Default” has the meaning ascribed to these terms under Condition 8.

“Outstanding Royalty Certificates” means, as of the date of determination, all Royalty Certificates issued under these Conditions, except for the Royalty Certificates theretofore cancelled in accordance with these Conditions.

“Person” means a natural person, an Entity or a Governmental Entities.

“Product” means any product containing ABX464 (as defined above), alone or in combination with one or more active pharmaceutical ingredients, in any and all finished forms, presentations, delivery systems, strength, dosages, formulations and routes of administration.

“Reports” has the meaning ascribed to this term under Condition 7(a).

“Representative” has the meaning ascribed to this term under Condition 9.

“Royalty” means, with respect to any Royalty Certificate and any Certificate Payment Date, the product of (i) the amount of Net Sales of the Product during the calendar quarter immediately preceding such Certificate Payment Date, (ii) the Royalty Rate and (iii) the Certificate Percentage applicable to such Royalty Certificate.

“Royalty Cap” means, with respect to any Royalty Certificate, an amount equal to the product of 3.5 multiplied times the Issue Price paid by the Investor to whom such Royalty Certificate was issued.

“Royalty Certificate” means the royalty certificates issued by the Company and whose terms and conditions are described herein.

“Royalty Certificate First Settlement Date” means the closing date of the acquisition of the New Share by the Investors under the Subscription Agreements.

“Royalty Certificate Holder” means the holder of a Royalty Certificate.

“Royalty Certificates Expiration Date” means the date that is fifteen (15) years following the Royalty Certificate First Settlement Date.

“Royalty Rate” means two percent (2.00%).

“Subscription Agreements” means the subscription agreements pursuant to which the New Shares are issued by the Company and acquired by the Investors.

“Tax” means any federal, state, local or foreign income, profits, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, sales, social security, unemployment, disability, use, property, withholding, excise, transfer, registration, production, value added, alternative minimum, occupancy, estimated or any other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax, whether disputed or not.

“Territory” means worldwide.

2.	ISSUANCE AND DELIVERY OF THE ROYALTY CERTIFICATES

(a)	Royalty Certificate Issuance

The maximum number of Royalty Certificates that may be issued by the Company under these Conditions is limited to a number equal to the number of Investors acquiring New Shares at the time of the issuance thereof in connection with the Capital Increase.

(b)	Allocation and delivery

On the Royalty Certificate First Settlement Date, each Investor will receive one (1) Royalty Certificate representing such Investor’s entire entitlement (i.e., such Investor’s Certificate Percentage) against payment of the corresponding issue price as set forth in Appendix A hereto.

The Company shall not be permitted to issue any Royalty Certificates other than as described above without the prior approval of such issuance by the Royalty Certificate Holders holding a Certificate Percentage of no less than 75%.

3.	FORM, TITLE, STATUS AND TRANSFER

(a)	Form and Title

In accordance with Article L. 211-3 of French Monetary and Financial Code (Code monétaire et financier), the Royalty Certificates shall be held in nominative form (forme nominative) and will be compulsorily recorded in securities accounts and records held by the Company or an authorized intermediary, as the case may be.

Under no circumstances may the Royalty Certificates be listed on any stock exchange.

Consequently, the Royalty Certificate Holders’ rights will be recorded in securities accounts (inscription en compte) opened in their name on the corporate register which will be held by the Company or an authorized intermediary, as the case may be.

No physical document evidencing title to the Royalty Certificates (including representative certificates pursuant to Article R. 211-7 of the French Monetary and Financial Code (Code monétaire et financier)) will be issued.

(b)	Status

The Royalty Certificates are sui generis financial debt instruments referred to in Article L. 228-36-A of the French Commercial Code (Code de commerce) that represent the right of the Royalty Certificate Holders to receive payment of Royalties (if any) on each Certificate Payment Date.

The rights of the Royalty Certificates Holders are limited to the rights expressed in these Conditions. The Royalty Certificates Holders are not, and shall not, by virtue thereof, be entitled to any rights (including governance or other political rights) of a holder of any shares in, or of other voting or non-voting securities issued by, the Company.

The Royalty Certificates will rank equal in right of payment pari passu amongst each other. Other than as set out in these Conditions, holders of Royalty Certificates have no rights to receive any sums from the Company at any time in regard to such Royalty Certificates.

(c)	Transfer

The Royalty Certificates are not transferable during the Lock-up Period. Following the end of the Lock-up Period, a Royalty Certificate Holder may transfer its Royalty Certificate in whole, but not in part, upon not less than [***] prior written notice to the Company specifying (i) the postal and email addresses for the purpose of receiving of notices hereunder, and (ii) the account details for the purpose of receiving Royalty payments hereunder of the new Royalty Certificate Holder. Any transfer not complying with the present Condition shall be deemed null and void, and the Company shall not be bound to recognize such transfer and shall forthwith inform the Royalty Certificate Holder. Notwithstanding the foregoing, a Royalty Certificate Holder may transfer its Royalty Certificate in whole but not in part to its Affiliate (subject to any applicable Laws) for the express intention of holding the Royalty Certificate and, in connection there with, the associated rights and obligations as set forth in these Conditions.

In accordance with Articles L. 211-15 and L. 211-17 of the French Monetary and Financial Code (Code monétaire et financier), transfers of the Royalty Certificates will be made by transfer from account to account and the transfer of ownership of the Royalty Certificates will occur once they are recorded as book entries in the acquirer’s securities account.

4.	PURCHASE AND CANCELLATION

(a)	Purchase of the Royalty Certificates by the Company

Subject to compliance with applicable Laws, the Company or any of its Affiliates may at any time purchase any Royalty Certificate at the price to be agreed with the relevant Royalty Certificate Holder. Royalty Certificates so purchased by the Company or any of its Affiliates will be automatically cancelled and may not be reissued or re-sold. For the avoidance of doubt, the initial Royalty Certificate Holders shall, for the purpose of this Condition, be deemed not to be an Affiliate of the Company.

(b)	Full Repayment of the Royalty Certificates

Each Royalty Certificate will be redeemed and cancelled and may not be reissued or resold when the aggregate amount of Royalties paid in respect of such Royalty Certificate aggregate amount equals the Royalty Cap with respect to such Royalty Certificate. Upon cancellation of such Royalty Certificates, no further amounts shall be due and payable.

The Company may at any time decide to pay to all, and no less than all, of the Holders of Royalty Certificate (a “Full Repayment”) an amount equal to (i) the Royalty Cap minus (ii) the amount of Royalties effectively paid to the Royalty Certificate Holders prior to the date of the Full Repayment. All the Royalty Certificates will be immediately cancelled upon their Full Repayment by the Company.

(c)	Cancellation of the Royalty Certificates upon the Royalty Certificates Expiration Date

Any Outstanding Royalty Certificates on the Royalty Certificates Expiration Date will be redeemed and cancelled and may not be reissued or resold, provided that all Royalties that are due in accordance with these Conditions have been paid as at such date. Upon cancellation of such Royalty Certificates, no further amounts shall be due and payable.

5.	PAYMENTS

(a)	Payment of Royalties

The right of the Royalty Certificate Holders to receive payment of Royalties shall be contingent upon commercial sales of Product. Payment of Royalties in respect of Net Sales in respect to such commercial sales shall occur on the Certificate Payment Date immediately following the calendar quarter in which such commercial sales occur. In the event that no commercial sales occur in a calendar quarter, no payment of Royalties shall be due in respect of that calendar quarter.

Royalties shall become irrevocably due and payable by the Company upon the occurrence of commercial sales with respect to which such Royalties are calculated in accordance with these Conditions.

When commercial sales occur, the Company shall, on or prior to the related Certificate Payment Date, pay, or cause to be paid in respect of each Royalty Certificate by wire transfer to the account designated in writing by each of the Royalty Certificate Holders, an amount equal to the product of (A) the amount of Net Sales in respect of the commercial sales which occurred during the calendar quarter immediately preceding such Certificate Payment Date, (B) the Royalty Rate and (C) the Certificate Percentage applicable to such Royalty Certificate.

All payments in respect of the Royalty Certificates, including payments of Royalties, will be made in Euros by the Company by credit or transfer to a Euro-denominated account (or any other account to which euros may be credited or transferred). All payment of the Royalties validly made to the Royalty Certificate Holders will be an effective discharge of the Company, as the case may be, in respect of such payment. The Company shall not be responsible or account for any wire or other fees charged to the accounts of such Royalty Certificate Holders.

The Company’s obligations to pay Royalties in respect of any Royalty Certificate shall terminate automatically upon Full Repayment, and the Royalty Certificates shall be redeemed and cancelled in accordance with Condition 4(b).

(b)	Payment on Business Days

If the due date for payment of any Royalties is not a Business Day, payment shall be made on the next following Business Day, and the Royalty Certificate Holders shall not be entitled to any interest or other sums in respect of thereof.

(c)	Late Payment

If any amounts payable by the Company shall be overdue for [***], the Company shall additionally pay to the Royalty Certificate Holders to whom such payment is owed simple interest on the sum outstanding at the rate per annum equal to [***]. The payment of such interest shall not prevent the Royalty Certificate Holders from exercising any other rights it may have as a consequence of the lateness of any payment. Such interest payment shall not be applied toward determination of the Royalty Cap.

(d)	Infringement Actions

As from the Royalty Certificate First Settlement Date and as long as there are Outstanding Royalty Certificates, if the Company or any of its Affiliates, licensees, or sublicensees recovers monetary damages from a third party in an action brought for such third party’s infringement of any intellectual property rights in connection with the exploitation of any Product, where such damages (whether in the form of judgment or settlement) are awarded for such infringement of such intellectual property rights relating to the Product, (i) such damages will be allocated first to the reimbursement of any expenses incurred by the Company in bringing such action (including reasonable attorney’s fees) not already reimbursed from other damages awarded under the same action, then (ii) any residual amount of such damages will be treated as Net Sales of the Product for purposes of Royalties under this Agreement.

6.	TAXATION

This Condition only sets forth certain terms governing the assumption of French withholding taxes and French transfer taxes with respect to the Royalty Certificates. This Condition does not purport to be a comprehensive description of all of the tax considerations with respect to the Royalty Certificates or that may be relevant to any Royalty Certificate Holders.

This Condition is not intended to be, nor should it be construed to be, legal or tax advice.

Royalty Certificate Holders should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including French tax law, to which they may be subject.

Withholding taxes in respect of the Royalty Certificates

All payments of principal and revenues by or on behalf of the Company in respect of the Royalty Certificates shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within any jurisdiction or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

No additional amount will be paid to the Royalty Certificate Holders if a withholding or deduction in respect of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within any jurisdiction or any authority therein or thereof having power to tax is applicable on payments made in respect of the Royalty Certificates.

French financial transaction tax

Pursuant to article 235 ter ZD of the French Code général des impôts as in force and applicable on the date hereof, a financial transaction tax (the “FTT”) applies, subject to certain exceptions, to acquisitions for consideration resulting in a transfer of ownership of equity securities (titres de capital) within the meaning of article L.212-1 A of the French Code monétaire et financier or assimilated equity securities (titres de capital assimilés) within the meaning of article L.211-41 of the French Code monétaire et financier admitted to trading on a regulated market, which are issued by a company having its head office in France and whose market capitalization exceeds €1 billion on 1st December of the year preceding the year of imposition.

To the extent the Royalty Certificates do not qualify as equity securities, the acquisition of these Royalty Certificates should not be subject to the FTT.

7.	UNDERTAKINGS FROM THE COMPANY

(a)	Reporting obligations

As from the Royalty Certificate First Settlement Date and as long as there are Outstanding Royalty Certificates,

(i) the Company shall keep the Royalty Certificate Holders (as the case may be through the Representative) informed in writing or through public disclosures on a semi-yearly basis, no later than June 30 and December 31 of each year, of the status, in reasonable detail, of the development of ABX464 and the Product in each Indication it is being developed, and, if applicable, if the Company or any of its Affiliates becomes aware of any fact or event which could reasonably result in the development of the Product in one or more Indication being delayed or not occurring. The above notwithstanding, the Company shall not disclose material non-public information (information privilégiée) to the Royalty Certificate Holders prior to the public disclosure of such information to the market; and

(ii) concurrently with the payment of each payment of Royalties on the Certificate Payment Date, the Company shall deliver a written report setting forth in reasonable detail, the calculation of the Royalty payable to the Royalty Certificate Holder for the prior calendar quarter identifying, on a country-by-country basis, the number of units of the Product sold by the Company or any of its licensees or sublicensees, gross sales generated by or on behalf of the Company or any of its licensees or sublicensees, foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Company’s method for calculating rates of exchange in the preparation of the Company’s annual financial statements in accordance with generally accepted accounting principles), and a detailed break-down of all permitted deductions from gross sales used to determine Net Sales and the Royalty due to the Royalty Certificate Holder,

(collectively, the “Reports”).

(b)	Independent Expert—Audits

Upon the written request of the Representative, and upon reasonable notice, the Company shall provide, and shall cause its Affiliates to provide, an independent expert designated by common agreement between the Representative and the Company (or failing such agreement, by the President of the Commercial Court of Paris, France upon request of the Company or of the Representative) as provided for in Condition 9 (the “Independent Expert”) with access during normal business hours to such Records as may be reasonably necessary to verify the accuracy of the calculation of the Royalties by the Company.

The fees charged by such Independent Expert shall be paid by the Company, provided that, in the event the Independent Expert confirms or substantially confirms the calculation of the Royalties made by the Company, the fees of the Independent Expert will be deducted from the next payment of Royalties with each Royalty Certificate Holder bearing its pro rata share of such fees. The Independent Expert shall disclose to the Representative and to the Company any matters directly related to its findings.

The Independent Expert shall provide the Company with a copy of all disclosures, reports or findings made or delivered to the Representative.

If the Independent Expert concludes that any Royalty should have been paid but was not paid when due, the Company shall pay the relevant Royalties, and any applicable interests pursuant to Condition 5(c), to the Royalty Certificate Holders within [***] of the date on which the Representative delivers to the Company the Independent Expert’s written report concluding that Net Sales have been received by the Company and the provisions of Condition 5 shall apply mutatis mutandis.

The decision of the Independent Expert shall be final, conclusive and binding on the Company and the Royalty Certificate Holders and shall not be appealable and shall not be subject to further review.

The Company will cause to be included in all licenses and sublicenses with respect to the Product provisions permitting the Company to audit such licensees and sublicensees on terms and conditions consistent in all material respects with the Royalty Certificate Holders’ rights to audit the Company as set forth herein.

(c)	Disposal – joint and several liability of the Company

Without prejudice to Condition 8, in any case of Disposal:

(i)

all provisions of these Conditions shall remain fully applicable to the Company, including the obligation to pay the Royalties (if any) (the name of the beneficiary of the Disposal shall be substituted for the term “Company” in all Conditions of this Agreement solely for the purpose of determining the Royalties payable by the Company);

(ii)	the Company shall cause the beneficiary of the Disposal to comply with all applicable conditions herein;

(iii)	the Company shall be directly liable to the Royalty Certificate Holders for any and all breaches of these Conditions, including any and all breaches committed by the beneficiary of the Disposal.

8.	EVENTS OF DEFAULT

An “Event of Default” with respect to the Royalty Certificates, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default):

(i)

default in the payment by the Company pursuant to these Conditions of all or any part of any Royalty after a period of [***] after such Royalty should have been paid in accordance with Condition 5, provided that a determination by an Independent Expert that additional amounts are due and payable pursuant to Condition 7(b) shall not be an Event of Default, so long as any such amounts are paid in accordance with Condition 7(b);

(ii)

material default in the performance, or breach in any material respect, of any obligations of the Company in respect of the Royalty Certificates and these Conditions, where such default or breach is not remediated, if capable of remediation, in a period of [***] after there has been given, by registered letter with acknowledgment of receipt, to the Company by the Representative, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(iii)

if the Company is bankrupt or unable to pay its debts, stops, suspends or announces its intention to stop or suspend payment on any of its debts by reason of actual or anticipated financial difficulties; or

(iv)

if an order is made or any corporate action is taken for the winding-up, dissolution, administration or reorganization of the Company, or the Company ceases or threatens to cease to carry on all or substantially all of their business or operations, or if a receiver, liquidator, administrator, administrative receiver, trustee or similar officer is appointed in respect of the Company or of all or a substantial part of their revenues and assets except in each case for the purpose of any merger or similar restructuring involving the Company, provided such transaction occurs on a solvent basis and the surviving entity is the Company.

The Company shall notify the Royalty Certificate Holders as soon as reasonnably practicable upon occurrence of an Event of Default.

9.	Representative of the Royalty Certificate Holders

A representative for the Royalty Certificate Holders (the “Representative”), having the powers set out in this Condition 9, has been designated as being TCG Crossover Fund I, L.P.

The Representative shall have the power to:

(i)	represent the Royalty Certificate Holders vis-à-vis the Company and any of the Company’s Affiliates;

(ii)	designate an Independent Expert as provided for under Condition 7(b);

(iii)	undertake any conservatory measures in the exclusive interest of the Royalty Certificate Holders;

(iv)	undertake, in connection with the Royalty Certificates and/or these Conditions, any legal proceedings against the Company and any of the Company’s Affiliates.

The Representative may be replaced at any time by a decision of Royalty Certificate Holders holding a Certificate Percentage of no less than 50%.

In case of transfer by the Representative of its Royalty Certificate, the transferor of such Royalty Certificate shall be automatically appointed as new Representative (unless decided otherwise by a decision of Royalty Certificate Holders holding a Certificate Percentage of no less than 50% in accordance with the above).

The following persons may not be appointed as Representative:

(i)

the Company, the members of the Company’s management body, the Company’s executive officers, the Company’s statutory auditors or the Company’s employees, as well as the ascendants, descendants or spouses of any such persons; or

(ii)

companies guaranteeing all or part of the obligations of the Company, their respective managers, executive officers, members of their management body, executive board or supervisory board, their statutory auditors or their employees, as well as the ascendants, descendants or spouses of any such persons; or

(iii)

companies holding one third (33 1/3%) or more of the share capital of the Company (without taking into account, for the avoidance of doubt, the Royalty Certificates), or companies in which the Company holds one third (33 1/3%) or more of the share capital;

(iv)	the legal and financial advisors of the aforementioned persons.

Save in case of wilful misconduct, fraud or gross negligence, the Representative shall not bear any liability whatsoever in its capacity as representative for the Royalty Certificate Holders.

10.	MODIFICATION AND WAIVER

Unless otherwise provided herein, any amendment or waivers of these Conditions shall require the prior written approval of the Company and of Royalty Certificate Holders holding a Certificate Percentage of no less than 75%.

For the avoidance of doubt, the Royalty Certificate Holders shall not constitute a group (masse de porteurs), and the provisions of articles L. 228-46 et seq. of the French Commercial Code (Code de commerce) shall not apply to the Royalty Certificates.

11.	NOTICES

All notices and other communications required or permitted to be given or made pursuant to these Conditions shall be in writing in the English language and shall be: (i) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (ii) sent by an overnight courier service of recognized international standing (all charges paid) or by registered mail (postage prepaid, return receipt requested); or (iii) sent by email transmission and confirmed by registered mail, at the address set forth below:

•	if to the Company, to:

1.ABIVAX SA.

5, rue de la Baume

75008 Paris

France

2.Email: [***]

Attention: Didier Blondel

with a copy to:

DECHERT (PARIS) LLP

32 rue de Monceau

Paris 75008

France

Tel: +33 1 54 54 80 80

Attention: Alain Decombe and Patrick Lyons

Email: [***]

•	if to the Royalty Certificate Holders, to the addresses set forth in Appendix A hereto;

or to such other persons or at such other addresses as hereafter may be furnished by the Company or any of the Royalty Certificate Holders by like notice to the Company or the Royalty Certificate Holders, as applicable.

Any such notice will be deemed to have been received:

(i)	if personally received by hand delivery as evidenced by an acknowledgement of receipt from the addressee;

(ii)	if sent by registered letter with acknowledgement of receipt, on the date of its first presentation;

(iii)

if sent by e-mail, on the date of the acknowledgment by the recipient of such e-mail transmission, provided that the confirmation by registered letter with acknowledgement of receipt is posted no later than [***] after the date on which the e-mail is sent.

12.	GOVERNING LAW AND JURISDICTION

(a)	Governing Law

These Conditions and the Royalty Certificates and any non-contractual obligation arising out of or in connection thererof, shall be governed by, and construed in accordance with, French Law.

(b)	Jurisdiction

Any claim in connection with the Royalty Certificates shall be brought before the competent court of the jurisdiction of the Paris Court of Appeal.

Appendix A

Initial Royalty Certificate Issue

I.	Characteristics of Issuance

Royalty Certificate Holder	Issue Price allocated to New Shares (€)	Issue Price allocated to Royalty Certificate (€)	Total Issue Price (€)	Certificate Percentage	Royalty Cap (€)
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Total	46,230,800	2,930,900	49,161,700	100%	172,065,950

[***]

II.	Investor Details

The initial details of each Investor are set forth in the subscription agreement signed by such Investor.